Form of Statement of Work

This STATEMENT OF WORK (this "SOW") is a SOW between Kawasaki Consulting, Inc. and CSES Inc. It is effective as of January 1, 2016.

1. **SERVICES.** Kawasaki Consulting, Inc. will perform the following Services under this SOW:

   - Quantitative Consulting
   - Statistical Analysis and Forecasting
   - Project Management
   - Analytic Reporting Services
   - Data Managementg

2. **DELIVERABLES AND SCHEDULE.**

   Kawasaki Consulting, Inc. will provide CSES Inc. quantitative and analytic services, as needed, to support their internal research, product launches, and clients.

3. **FEES.** CSES Inc.. will pay Kawasaki Consulting, Inc. the following fees under this SOW:

   During the Term, CSES Inc. shall pay Kawasaki Consulting Inc. a fixed fee of $15,000 per month.

   - Please refer to Appendix A for further Terms and Conditions.

Kawasaki Consulting Inc. hereby acknowledges the assignment of, and CSES Inc.. hereby acknowledges receipt and acceptance of such assignment for, the above Services under the terms and conditions of the Agreement. Unless specifically indicated otherwise, the Services provided on this SOW are in addition to, and not in lieu of, any Services previously agreed to by the parties under a previous SOW or the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this SOW to be executed by their duly authorized representatives as of the SOW Effective Date.

CSES INC.:	KAWASAKI CONSULTING, INC.:
By: [signature]	By: [signature]
Authorized Signature	Authorized Signature
William Lopshire	Deanna Kawasaki
Printed Name	Printed Name
President, CSES Inc.	President, Kawasaki Consulting, Inc.
Title:	Title:
1/1/16	1/1/16
Date:	Date:

Appendix A
Terms and Conditions

Payments: Payments for services performed by Kawasaki Consulting, Inc are due no later than twelve (12) months following the date on which such service is performed by Kawasaki Consulting, Inc. or on demand to CSES Inc.. (Client). Such demand shall be payable net thirty- (30) days following Client's receipt thereof.

Term: This Agreement shall commence on **January 1, 2016** and shall continue in full force and effect until **December 31, 2018** unless terminated earlier in accordance with terms listed in this document.

Termination: Client may terminate this Letter of Agreement, or any Attachment hereto, without cause, upon thirty (30) days written notice to Kawasaki Consulting, Inc., provided that Client will be responsible for any fees incurred through the effective date of termination. Kawasaki Consulting, Inc. may terminate this Letter Agreement for cause, upon thirty- (30) days written notice to Client of a material breach, provided that such breach is not cured within the notice period.

Ownership of Deliverables: Except as provided below, upon full and final payment to Kawasaki Consulting, Inc. hereunder, the tangible items specified as deliverables or work product in the engagement letter or proposal to which these terms are attached (the "Deliverables") will become the property of Client.

Ownership of Kawasaki Consulting, Inc. Property: To the extent that Kawasaki Consulting, Inc. utilizes any of its property in connection with the performance of services hereunder, such property shall remain the property of Kawasaki Consulting, Inc. and Client shall acquire no right or interest in such property, except as provided above. Nothing in this Agreement shall be construed as precluding or limiting in any way the right of Kawasaki Consulting, Inc. to provide consulting or other services of any kind or nature whatsoever to any person or entity as Kawasaki Consulting, Inc. in its sole discretion deems appropriate.

Ownership of Client Property: All right, title and interest in and to any pre-existing ideas, inventions, processes, plans, trade secrets, copyrightable works, trademarks of Client, and all other intellectual property and rights shall remain the property of Client, whether or not supplied to Kawasaki Consulting, Inc.

Limitation on Warranties: This is a Services Engagement. Kawasaki Consulting Inc. warrants that it will perform services hereunder in good faith. Kawasaki Consulting Inc. disclaims all other warranties, either express or implied, including, without limitation, warranties of merchantability and fitness for a particular purpose.

Indemnification: Kawasaki Consulting, Inc. shall indemnify, defend and hold harmless Client and its directors, officers, shareholders, customers, employees and agents ("Indemnified Parties") from and against any and all claims, demands, suits, actions, judgments, costs and liabilities (including attorneys' fees) (each, an "Indemnified Loss"), relating to or arising out of any allegation that Services furnished pursuant to the Agreement infringe or violate any patent, copyright, trade secret, trade name, trade dress, trademark or any other proprietary rights and shall pay all costs and damages awarded; provided, the foregoing indemnity shall not apply to the extent any such claim is attributable solely to design specifications furnished by Client to Kawasaki Consulting, Inc.. Client shall notify Kawasaki Consulting, Inc. of such claim and permit Kawasaki Consulting, Inc. to defend and compromise such claim.

Limitation on Damages: Except as provided above in the paragraph entitled "Indemnity," Client agrees that Kawasaki Consulting, Inc., its partners, principals, and employees shall not be liable to Client for any actions, damages, claims, liabilities, costs expenses, or losses in any way arising out of or relating to the services performed hereunder for an aggregate amount in excess of the fees paid by Client to Kawasaki Consulting, Inc. under this engagement. In no event shall either party, its shareholders, partners, principals, or employees be liable for consequential, special, indirect, incidental, punitive or exemplary damages, costs, expenses, or losses (including, without limitation, lost profits and opportunity costs). In furtherance and not in limitation of the foregoing, Kawasaki Consulting, Inc. will not be liable in respect of any decisions made by Client as a result of the performance by Kawasaki Consulting, Inc. of its services hereunder. The provisions of this Paragraph shall apply regardless of the form of action, damage, claim, liability, cost, expense, or loss, whether in contract, statute, tort (including, without limitation, negligence), or otherwise.

Cooperation: Client shall cooperate with Kawasaki Consulting, Inc. in the performance by Kawasaki Consulting, Inc. of its services hereunder, including, without limitation, providing Kawasaki Consulting, Inc. with reasonable facilities and timely access to data, information and personnel of Client. Client shall be responsible for the performance of its employees and agents and for the accuracy and completeness of all data and information provided to Kawasaki Consulting, Inc. for purposes of the performance by Kawasaki Consulting, Inc. of its services.

Force Majeure: Neither Client nor Kawasaki Consulting, Inc. shall be liable for any delays resulting from circumstances or causes beyond its reasonable control, including, without limitation, fire or other casualty, act of God, strike or labor dispute, war or other violence, or any law, order or requirement of any governmental agency or authority.

Assignment: Except as provided below, neither party may assign, transfer or delegate any of the rights or obligations hereunder without the prior written consent of the other party. Kawasaki Consulting, Inc. may assign its rights and obligations hereunder to any affiliate that is a successor in interest to all or substantially all of the assets or business of Kawasaki Consulting, Inc. practice, with notice to but without the consent of Client.

Publicity: Any press releases in connection with this Proposal shall be subject to the prior written mutual approval of the parties.

Confidential Information: If deemed necessary by Client, the terms of this Agreement and all other Confidential Information exchanges between the parties shall be subject to the terms of a Nondisclosure Agreement.